Exhibit 10.6

Reimbursement Agreement for Standby and Commercial Letter(s) of Credit

THIS REIMBURSEMENT AGREEMENT FOR STANDBY AND COMMERCIAL LETTER(S) OF CREDIT (this “Agreement”) is made as of April 15, 2025, by INTEGRATED BIOPHARMA, INC., with an address at 225 LONG AVE, STE 15, HILLSIDE, NEW JERSEY 07205-2356 and MANHATTAN DRUG COMPANY, INC., with an address at 225 LONG AVE, STE 15, HILLSIDE, NEW JERSEY 07205-2356 (individually and collectively, the “Obligor”), in favor of PNC Bank, National Association (the “Bank”) and any Bank Affiliate (as hereinafter defined), with an address at 150 Clove Rd, Little Falls, NJ 07424-2138. From time to time by submitting an application in a form approved by the Bank (an “Application”), the Obligor or any of its subsidiaries or affiliates may request the issuance of one or more letters of credit (each, a “Credit”). The Bank or any Bank Affiliate may issue any such Credit, but they shall have no obligation to do so unless otherwise agreed in writing. The Obligor agrees that the following terms and conditions shall apply to any Credit:

1. Definitions and Interpretation. (a) In addition to terms defined elsewhere in this Agreement:

“Bank” means the Bank or any Bank Affiliate that issues a Credit;

“Bank Affiliate” means (i) any direct or indirect subsidiary of The PNC Financial Services Group, Inc., including without limitation PNC Bank Canada Branch, or (ii) any correspondent;

“Base Rate” means the highest of (A) the Prime Rate, (B) the sum of the Overnight Bank Funding Rate plus 50 basis points (0.50%), and (C) the sum of Daily Simple SOFR plus 100 basis points (1.00%), so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Such rate shall be subject to adjustment as of each Business Day based on changes to any applicable rates or indices described herein, without notice to the Obligor;

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in Pittsburgh, Pennsylvania (and, if PNC Bank Canada Branch has issued any Credit, Toronto, Ontario, Canada), or any other city of which the Bank may give the Obligor notice from time to time, are authorized or required by law to close; provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day;

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, at the Bank’s discretion, to the nearest 1/100th of 1%) (A) SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage, in each case, as such SOFR is published by the NYFRB (or a successor administrator of the secured overnight financing rate) on the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source identified by the NYFRB or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than zero, then Daily Simple SOFR shall be deemed to be zero. If SOFR for any SOFR Determination Date has not been published by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Obligor, effective on the date of any such change;

“Dollar Equivalent” means, with respect to an amount due in any currency other than U.S. dollars, as of any date of determination, the U.S. dollar equivalent of the amount of such sums due in such currency as determined by the Bank in accordance with its usual procedures on the basis of its spot rate for the purchase of such currency with U.S. Dollars at approximately 11:00 a.m., Prevailing Time, plus all actual costs of settlement, including amounts incurred by the Bank to comply with currency exchange requirements of any Official Body;

“ISP98” means the International Standby Practices 1998, and any subsequent official revision thereof;

“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award, or any settlement arrangement, by agreement, consent or otherwise, of any Official Body, foreign or domestic;

“Nonstandard Credit” means a Credit issued in a form that includes any provision that does not conform to standard letter of credit practice as determined by the Bank in its sole discretion;

“NYFRB” means the Federal Reserve Bank of New York;

“Official Body” means the government of the United States of America or of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing);

“Order” means any of the following, issued by the Bank at the Obligor’s request: an air delivery order issued to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier, or any document or instrument of like import;

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the NYFRB (or by such other recognized electronic source (such as Bloomberg) selected by the Bank for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, such rate shall be a comparable replacement rate determined by the Bank at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. If and when the Overnight Bank Funding Rate as determined above changes, any applicable rate of interest based on the Overnight Bank Funding Rate will change automatically without notice to the Obligor, effective on the date of any such change;

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Official Body, or other entity;

“Prevailing Time” means the prevailing time in Pittsburgh, Pennsylvania (or any other city of which the Bank may have given the Obligor notice) on the date in question;

“Prime Rate” means the rate publicly announced by the Bank from time to time as its prime rate. The Prime Rate is determined from time to time by the Bank as a means of pricing some loans to its borrowers. The Prime Rate is not tied to any external rate of interest or index and does not necessarily reflect the lowest rate of interest actually charged by the Bank to any particular class or category of customers;

“SOFR” means a rate equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate);

“SOFR Reserve Percentage” means, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding;

“Taxes” means all taxes, fees, duties, levies, imposts, deductions, charges or withholdings of any kind (other than taxes on the Bank’s net income);

“UCP” means the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Credit is issued; and

“U.S. Government Securities Business Day” means any day except for (A) a Saturday or Sunday or (B) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(b) By submitting an Application to the Bank, the Obligor agrees that a Credit may be issued by the Bank or any Bank Affiliate, as designated by the Bank, unless otherwise agreed, and this Agreement shall be enforceable by the Bank or any such Bank Affiliate. If this Agreement is signed by more than one Obligor, each shall be deemed to make to the Bank all the representations, warranties and covenants contained herein, and each shall be jointly and severally liable hereunder. Any reference herein to this Agreement, an Application, a Credit, or any other instrument, agreement or document related hereto or thereto shall be deemed to refer to all amendments, modifications, extensions and renewals hereof and thereof. Determinations made by the Bank pursuant to the terms hereof shall be conclusive absent manifest error.

2. Payments. (a) The Obligor will pay to the Bank all amounts to be paid by the Bank with respect to, or on account of, each draft or other payment demand made under a Credit no later than 10 a.m., Prevailing Time, on the date such payment is to be made by the Bank, or such earlier time as the Bank may reasonably require. If a Credit calls for the delivery by the Bank of an item other than money, the Obligor shall deliver or cause to be delivered such item to the Bank at such time, in advance of the time the Bank is to deliver such item, as the Bank may reasonably require.

(b) The Obligor agrees to be primarily liable for payment to the Bank of all amounts to be paid by the Bank with respect to, or on account of, any Credit issued by the Bank at the request of any subsidiary or affiliate of the Obligor. The Obligor authorizes the Bank to accept Applications from the Obligor’s subsidiaries and affiliates.

(c) The Obligor will pay to the Bank upon receipt of the Bank’s invoice therefor (i) interest on all amounts payable to the Bank hereunder from the date due to the date of payment as follows: (A) if the applicable Credit is issued under a committed or discretionary line of credit extended by the Bank, at the applicable rate set forth in the note or any other document evidencing or governing the obligation of the Obligor (or its parent or affiliate) to repay advances under such line of credit, or (B) if the applicable Credit is not issued under such a line of credit, or if there is no such note or other document establishing such rate, at the Base Rate plus ______% (or, if the preceding blank is not completed, at the Base Rate plus 4%); provided that in no event shall the Obligor pay interest in excess of the maximum rate permitted by applicable law; (ii) the Bank’s fees as separately agreed to by the Obligor and the Bank; (iii) the customary commissions and other charges regularly charged by the Bank for letters of credit; and (iv) all charges and expenses paid or incurred by the Bank or any of its correspondents in connection with this Agreement or any Credit, including all reasonable legal fees and expenses, whether of internal or external counsel to the Bank. All periodic interest, fees and commissions shall be calculated on the basis of the actual days elapsed in a 360-day year, and interest shall continue to accrue at the applicable rate set forth herein whether or not a default exists or a judgment has been entered.

(d) All amounts payable hereunder by the Obligor shall be paid to the Bank at its address set forth above or at such other place as the Bank may give notice from time to time, in immediately available funds in the currency specified by the Bank, without setoff, defense, recoupment, deduction, cross-claim or counterclaim of any kind; and free and clear of, and without deduction for, any present or future Taxes. If the Bank or the Obligor pays any Taxes, whether or not correctly or legally assessed, the amounts payable hereunder shall be increased so that, after the payment of such Taxes, the Bank shall have received an amount equal to the sum the Bank would have received had no such Taxes been paid. If any amount payable hereunder is denominated in a currency other than U.S. dollars, the Obligor shall make payment in such currency or, at the Bank’s option, shall pay the Dollar Equivalent thereof. To effect any payment due hereunder, the Bank may debit any account that the Obligor may have with the Bank or any Bank Affiliate.

3. Nature of Obligations. (a) The Obligor’s obligations to the Bank under this Agreement are absolute, unconditional and irrevocable, and shall be paid and performed in accordance with the terms hereof irrespective of any act, omission, event or condition, including, without limitation (i) the form of, any lack of power or authority of any signer of, or the lack of validity, sufficiency, accuracy, enforceability or genuineness of (or any defect in or forgery of any signature or endorsement on) any draft, demand, document, certificate or instrument presented in connection with any Credit, or any fraud or alleged fraud in connection with any Credit, any obligation underlying any Credit, or the transport of any property relating to a Credit, in each case, even if the Bank or any of its correspondents have been notified thereof; (ii) any claim of breach of warranty that might be made by the Obligor or the Bank against any beneficiary of a Credit, or the existence of any claim, setoff, recoupment, counterclaim, crossclaim, defense, or other right that the Obligor may at any time have against any beneficiary, any successor beneficiary, any transferee or assignee of the proceeds of a Credit, the Bank or any correspondent or agent of the Bank, or any other Person, however arising; (iii) any acts or omissions by, or the solvency of, any beneficiary of any Credit, or any other Person having a role in any transaction or obligation relating to a Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property relating to a Credit; (iv) any failure by the Bank to issue any Credit in the form requested by the Obligor, unless the Bank receives written notice from the Obligor of such failure within three Business Days after the Bank shall have furnished the Obligor (by facsimile transmission or otherwise) a copy of such Credit and such error is material; and (v) any action or omission (including failure or compulsion to honor a presentation under any Credit) by the Bank or any of its correspondents in connection with a Credit, draft or other demand for payment, document, or any property relating to a Credit, and resulting from any censorship, law, regulation, order, control, restriction, or the like, rightfully or wrongly exercised by any de facto or de jure Official Body, or from any other cause beyond the reasonable control of the Bank or any of its correspondents, or for any loss or damage to the Obligor or to anyone else, or to any property of the Obligor or anyone else, resulting from any such action or omission.

(b) The Bank is authorized to (i) honor any presentation under a Credit without regard to, and without any duty on the Bank’s part to inquire into, any transaction or obligation underlying such Credit, or any disputes or controversies between the Obligor and any beneficiary of a Credit, or any other Person, notwithstanding that the Bank may have assisted the Obligor in the preparation of the wording of any Credit or documents required to be presented thereunder or that the Bank may be aware of any underlying transaction or obligation or be familiar with any of the parties thereto; and (ii) accept or pay, as complying under the terms of the Credit, any drafts, certificates or other documents requesting payment that are signed or issued by an administrator, executor, heir, successor, assign, trustee in bankruptcy, debtor-in-possession, assignee for benefit of creditors, liquidator, receiver, agent, attorney in fact or other representative of any beneficiary.

(c) The Obligor agrees that any action or omission by the Bank or any of its correspondents in connection with any Credit or presentation thereunder shall be binding on the Obligor and shall not result in any liability of the Bank or any of its correspondents to the Obligor in the absence of the gross negligence or willful misconduct of the Bank. Without limiting the generality of the foregoing, the Bank and each of its correspondents (i) may rely on any oral or other communication believed in good faith by the Bank or such correspondent to have been authorized or given by or on behalf of the Obligor; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Credit; (iii) may honor a previously dishonored presentation under a Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by the Bank; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being separately delivered), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Credit; (v) is authorized (but shall not be required) to disregard any non documentary condition stated in a Credit; (vi) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vii) may settle or adjust any claim or demand made on the Bank in any way related to an Order or a Nonstandard Credit, and honor any drawing in connection with any (A) Nonstandard Credit or (B) Credit that is the subject of an Order, notwithstanding that any drafts or other documents presented in connection with such Credit described in (A) or (B) in this sentence fail to conform in any way with such Credit. In no event shall the Bank be liable to the Obligor for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Credit.

(d) The Obligor acknowledges that the rights and obligations of the Bank under a Credit are independent of the existence, performance or nonperformance of any contract or arrangement underlying such Credit, including contracts or arrangements between the Obligor and the beneficiary of the Credit and between the Obligor and the Bank. The Bank shall have no duty to notify the Obligor of its receipt of a demand or draft, certificate or other document presented under a Credit, or of its decision to honor such demand. The Bank may, without incurring any liability to the Obligor or impairing its entitlement to reimbursement under this Agreement, honor a demand under a Credit despite notice from the Obligor of, and without any duty to inquire into, any defense to payment or any adverse claims or other rights against the beneficiary of the Credit or any other Person. The Bank shall have no duty to request or require the presentation of any document, including any default certificate, not required to be presented under the terms and conditions of a Credit. The Bank shall have no duty to seek any waiver of discrepancies from the Obligor, nor any duty to grant any waiver of discrepancies that the Obligor approves or requests. The Bank shall have no duty to extend the expiration date or term of a Credit or to issue a replacement letter of credit on or before the expiration date of a Credit or the end of such term.

(e) If, at the Obligor’s request or direction, the Bank issues a Credit (i) for the benefit of a beneficiary or its successors and/or assigns which is not governed by ISP98, or (ii) in transferable form, the Bank shall have no duty to determine the proper identity of any Person claiming to be a beneficiary’s successor and/or assign or appearing in a transfer request, draft or other document as a successor or assign, transferor or transferee, nor shall the Bank be responsible for the validity, appropriateness or correctness of any transfer.

(f) The Bank is not obligated to recognize an assignment of proceeds of Credit unless and until the Bank consents to such assignment and the assignee acknowledges such assignment in writing; and except as otherwise required by applicable law, the Bank shall not be obligated to give or withhold its consent to an assignment of proceeds of a Credit. However, if the Bank consents to an assignment of proceeds of a Credit, the Bank shall have no duty to determine the proper identity of anyone appearing to be the assignor or assignee, nor shall the Bank be responsible for the validity, appropriateness or correctness of any such assignment.

(g) This Agreement shall be binding upon the Obligor with respect to any extension or modification of a Credit made at the Obligor’s request or with the Obligor’s consent. The Obligor’s obligations under this Agreement shall not be reduced or impaired in any way by any agreement by the Bank and the beneficiary of a Credit extending the Bank’s time to honor or give notice of discrepancies and any such agreement shall be binding on the Obligor.

(h) The Obligor’s failure to object to any document within 15 calendar days of receipt thereof, or acceptance or retention of any documents presented under or in connection with the Credit (including originals or copies of documents sent directly to the Obligor or any designee of the Obligor), or acceptance or retention of any property for which payment is supported by the Credit, shall ratify the Bank’s honor of the documents and absolutely preclude the Obligor from raising a defense or claim with respect to the Bank’s honor of the relevant presentation.

(i) If the Obligor or any other Person seeks to delay or enjoin the honor by the Bank of a presentation under a Credit, the Bank shall have no obligation to delay or refuse to honor the presentation until validly so ordered by a court of competent jurisdiction.

4. Setoff and Security. As collateral security for the due payment and performance of the Obligor’s obligations to the Bank hereunder and otherwise, whether such obligations are absolute or contingent and exist now or arise after the date hereof, the Obligor grants to the Bank a contractual possessory security interest in, an unqualified right to possession and disposition of, and a contractual right of setoff against, in each case, to the fullest extent permitted by Law (a) all property relating to any Credit, and all drafts, payment demands, transport documents, warehouse receipts, documents of title, policies or certificates of insurance and other documents relating to any Credit; (b) property in the possession of, on deposit with, or in transit to, the Bank or any Bank Affiliate, now or hereafter, regardless of how obtained or held (whether in a general or special account or deposit, jointly or with someone else, in safekeeping, or otherwise, excluding, however, IRA, Keogh, and trust accounts); and (c) the proceeds (including insurance proceeds) of each of the above (collectively, the “Collateral”). On demand by the Bank, the Obligor will transfer to the Bank’s possession and control any Collateral not then in the Bank’s possession or control. The Bank’s rights with respect to the Collateral may be exercised without demand on or notice to the Obligor. The Bank is hereby appointed attorney-in-fact for the Obligor and authorized to execute and file on behalf of the Obligor financing statements and other instruments to perfect the right of the Bank in all or any part of the Collateral, and to take such action as the Bank may deem necessary to register in the name of the Bank or its nominee, or otherwise to transfer, all or any part of the Collateral. The Obligor waives mutuality and maturity of debt in connection with such right of setoff. The Obligor agrees from time to time to deliver to the Bank, on demand, such further agreements and instruments, and such additional security, as the Bank may require to secure, or further secure, the Obligor’s obligations hereunder.

If any Collateral is released to the Obligor or its order, the Obligor shall execute and deliver to the Bank such trust receipts or other security agreements as the Bank may require. In addition, if the Bank, at the Obligor’s request and in the Bank’s discretion, delivers to the Obligor or its order any of the Collateral that is the subject of a Credit before the Bank honors a presentment under such Credit, or if the Bank agrees to expedite the delivery of such Collateral prior to the arrival of the pertinent documents, the Obligor authorizes the Bank to honor any presentment under such Credit notwithstanding any discrepancies therein. In the event a Credit expires at a place other than the Bank’s counters, the Bank will not release Collateral pertaining to such Credit until 31 days after such Credit has expired.

5. Representations, Warranties, Covenants. The Obligor represents, warrants, and covenants as of the date of this Agreement, and as of the date of the issuance or amendment of each Credit hereunder, and at all times that any obligations exist hereunder, that:

(a)

if not a natural person, the Obligor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and duly qualified to do business in those jurisdictions in which its ownership of property or the nature of its business activities makes such qualification necessary;

(b)

the Obligor has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and all such action has been duly authorized by all necessary proceedings on the Obligor’s part, and neither now nor hereafter shall contravene or result in a breach of any organizational document of the Obligor, any agreement, document, or instrument binding on the Obligor or its property, or any Law, or require any notice, filing, or other action to or by any Official Body;

(c)

all financial statements and other information received from the Obligor by the Bank prior to the date hereof fairly and accurately present its financial condition in accordance with generally accepted accounting principles, and no material adverse change has occurred in the Obligor’s financial condition or business operations since the date thereof;

(d)

there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Obligor, threatened against the Obligor which could result in a material adverse change in its financial condition or business operations;

(e)

the Obligor will promptly submit to the Bank such information relating to the Obligor’s affairs as the Bank may reasonably request, including but not limited to annual financial statements, and such other information and documentation as may be reasonably requested by the Bank from time to time for purposes of compliance by the Bank with applicable Laws (including without limitation the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (the “USA PATRIOT Act”) and other “know your customer” and anti-money laundering rules and regulations) and any policy or procedure implemented by the Bank to comply therewith;

(f)

if the Obligor is or was required to execute and deliver to the Bank a Certification of Beneficial Owner(s) (individually and collectively, as updated from time to time, the “Certification of Beneficial Owners”), the information in the Certification of Beneficial Owners is true, complete and correct as of the date hereof and the date on which each updated Certification of Beneficial Owners is provided to the Bank, and the Obligor will provide confirmation of the accuracy of the information set forth in the Certification of Beneficial Owners, and deliver a new Certification of Beneficial Owners in form and substance acceptable to the Bank, as and when requested by the Bank and/or when any individual identified as a controlling party and/or a direct or indirect individual owner on the most recent Certification of Beneficial Owners provided to the Bank has changed;

(g)

the Obligor will provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Obligor proposes to take with respect thereto): (i) any Event of Default (as hereinafter defined) or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against the Obligor, or (iii) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Obligor;

(h)

the Obligor and each transaction and obligation underlying each Credit are and shall remain in compliance with all Laws, including, without limitation, foreign exchange control, United States foreign assets control, and currency reporting laws and regulations, now or hereafter applicable, and the Obligor will procure all licenses, and comply with all formalities, necessary for the import, export and transport of any property relating to a Credit;

(i)

the Obligor will keep the Collateral insured in amounts, against risks and with insurers satisfactory to the Bank and, at the option of the Bank, assign the policies or certificates of such insurance to the Bank or make loss payable to the Bank (the Bank reserving the right to procure additional insurance at the Obligor’s expense if the Bank deems any insurance procured by the Obligor to be insufficient);

(j)	the Obligor will take all steps necessary to preserve the Collateral, including, without limitation, any steps necessary to preserve rights against other parties;

(k)

the Obligor will deliver to the relevant transport agent or carrier, upon receipt, any transport documents received by the Obligor covering goods that are the subject of an Order, duly endorsed by all required parties, and deliver to the Bank at the same time a release of the Bank’s obligations with respect to such Order; and

(l)

(i) each Covered Entity (defined below), and its directors and officers, and each employee, agent or (to its knowledge) affiliate acting on behalf of such Covered Entity: (A) is not a Sanctioned Person (defined below); (B) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction (defined below) or Sanctioned Person; and (C) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws (defined below) or Anti-Corruption Laws (defined below);

(ii) no Covered Entity nor any of its directors, officers, employees, or to the knowledge of the Obligor, any agents or affiliates acting on behalf of any Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws or Anti-Corruption Laws, or received a request for information from any Official Body regarding International Trade Law matters or Anti-Corruption Law matters;

(iii) there is no Blocked Property (defined below) pledged as collateral to secure obligations hereunder;

(iv) the Obligor will (a) immediately notify the Bank in writing upon the occurrence of a Reportable Compliance Event (defined below); (b) immediately provide substitute collateral to the Bank if, at any time, any collateral for obligations hereunder becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws (defined below) and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement; and

(v) the Obligor will not, and will not permit any of its directors, officers, employees or agents acting on behalf of the Obligor or any guarantor in connection with this Agreement, nor the Obligors’ or any guarantor’s subsidiaries to (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available any Credit or the proceeds thereof (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Bank) of Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) pay or repay any amount hereunder with Blocked Property or funds derived from any unlawful activity; or (d) permit any collateral for obligations hereunder to become Blocked Property.

As used herein:

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (b) the U.K. Bribery Act 2010, as amended, and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Obligor or guarantor is located or doing business;

“Anti-Money Laundering Laws” means (a) the Bank Secrecy Act and the USA PATRIOT Act; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Obligor or guarantor is located or doing business;

“Blocked Property” means any property (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Bank of any applicable International Trade Law if the Bank were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property;

“Compliance Authority” means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity;

“Covered Entity” means (a) the Obligor and each of the Obligor’s subsidiaries; (b) each guarantor of, and any pledgor of collateral securing, obligations hereunder; and (c) each Person that directly or indirectly controls a Person described in clause (a) or (b) above;

“International Trade Laws” means all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs, and anti-boycott measures;

“Reportable Compliance Event” (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (2) any Covered Entity engages in a transaction that has caused or would cause the Bank to be in violation of any International Trade Law or Anti-Corruption Law, including a Covered Entity’s use of any Credit to directly or indirectly fund any activities or business of, with or for the benefit of any Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (3) any collateral for obligations hereunder qualifies as Blocked Property, or (4) any Covered Entity otherwise violates, or reasonably believes it will violate, any of the International Trade Law or Anti Corruption Law-specific representations and covenants herein;

“Sanctioned Jurisdiction” means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions; and

“Sanctioned Person” means any Person (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.

6. Events of Default. The occurrence of any of the following is an “Event of Default” hereunder: (a) any Obligor’s failure to pay when due any obligation to the Bank or any Bank Affiliate under this Agreement or otherwise; (b) any Obligor’s failure to perform or observe any other term or covenant of this Agreement; (c) any representation or warranty contained in this Agreement or in any document given now or hereafter by any Obligated Person (as defined below) in connection herewith is or becomes materially false, erroneous, or misleading at any time; (d) the occurrence of any event of default or default and the lapse of any notice or cure period under any other debt, liability or obligation of any Obligated Person to the Bank or any Bank Affiliate; (e) a default with respect to any other obligation of any Obligated Person for borrowed money, if the effect of such default is to cause or permit the acceleration of such debt; (f) any levy, garnishment, attachment, or similar proceeding is instituted against any Obligated Person’s property in possession of, on deposit with, or in transit to, the Bank or any Bank Affiliate; (g) any Obligated Person’s dissolution or termination, or the institution by or against any Obligated Person or any of its property of any proceeding relating to bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship, foreclosure, execution, attachment, garnishment, levy, assignment for the benefit of creditors, relief of debtors, or similar proceeding (and, in the case of any such proceeding instituted against any Obligated Person, such proceeding is not dismissed or stayed within 30 days of the commencement thereof); (h) the entry of a final judgment against any Obligated Person and the failure of such Obligated Person to discharge the judgment within 10 days of the final entry thereof; (i) any change in any Obligated Person’s business, assets, operations, financial condition or results of operations that has or could reasonably be expected to have any material adverse effect on the Obligated Person; (j) the death, incarceration, indictment, or legal incompetency of any individual Obligated Person or, if any Obligated Person is a partnership or limited liability company, the death, incarceration, indictment or legal incompetency of any individual general partner or member; (k) any guarantee, or any document, instrument or agreement purporting to provide the Bank security for any Obligated Person’s obligations under or in respect of this Agreement, shall be revoked, challenged, repudiated, or unenforceable for any reason; (l) if this Agreement or any guarantee executed by any Obligated Person is secured, the failure of any Obligated Person to provide the Bank or a Bank Affiliate with additional collateral if in the Bank’s or Bank Affiliate’s opinion at any time or times, the market value of any of the collateral securing this Agreement or any guarantee has depreciated below that required pursuant to this Agreement or, if no specific value is so required, then in an amount deemed material by the Bank or Bank Affiliate; or (m) any Obligated Person ceases doing business as a going concern. “Obligated Person” means any Person who (1) signs or otherwise becomes obligated to the Bank or a Bank Affiliate under this Agreement or (2) is a guarantor of, or a pledgor, mortgagor or other Person providing collateral support for, any obligations under or in respect of this Agreement; for the avoidance of doubt, references herein to “any Obligor” mean any Person described in the foregoing clause (1).

7. Remedies. Upon the occurrence of any Event of Default (a) at the Bank’s option, any amounts payable to the Bank hereunder shall bear interest at a rate per annum (based on the actual number of days such amounts are outstanding over a year of 360 days) which shall be three percentage points (3%) in excess of the applicable interest rate in effect in accordance with Section 2(c)(i) above but not more than the maximum rate allowed by law; (b) immediately and without demand or notice of any kind, if an Event of Default arises under clause (g) of the Section herein defining “Event of Default,” and, otherwise, upon request of the Bank, the Obligor shall (in addition to any other collateral) deliver to the Bank in immediately available funds, as collateral for any and all obligations of the Obligor to the Bank, an amount equal to 105% of the maximum aggregate amount then or at any time thereafter available to be drawn under all outstanding Credits, and the Obligor hereby pledges to the Bank and grants to the Bank a security interest in all such funds as security for such obligations, acknowledges that the Bank shall at all times have control of such funds and shall be authorized to dispose or give disposition or entitlement orders (as defined in the UCC) with respect to such funds, without further consent of the Obligor or any other Person, and agrees promptly to do all further things that the Bank may deem necessary in order to grant and perfect the Bank’s security interest in such funds; and (c) the Bank may exercise from time to time any of the rights and remedies available to the Bank under this Agreement, under any other documents now or in the future evidencing or securing obligations of the Obligor to the Bank, or under applicable law, and all such rights and remedies shall be cumulative and not exclusive. The Obligor waives presentment, protest, dishonor, notice of dishonor, demand, notice of protest, notice of non-payment, and notice of acceptance of this Agreement, and any other notice or demand of any kind from the Bank.

8. Subrogation. The Bank, at its option, shall be subrogated to the Obligor’s rights against any Person who may be liable to the Obligor on any transaction or obligation underlying any Credit, to the rights of any holder in due course or Person with similar status against the Obligor, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

9. Indemnification. The Obligor agrees to indemnify the Bank, and each Bank Affiliate, and each other legal entity, if any, who controls, is controlled by or is under common control with the Bank, and each of their respective officers, directors, shareholders, employees and agents (each, an “Indemnified Party”) and to defend and hold each Indemnified Party harmless from and against any and all claims, liabilities, losses, damages, Taxes, penalties, interest, judgments, costs and expenses (including all fees and charges of internal or external counsel with whom any Indemnified Party may consult and all expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any Person (including any Person claiming derivatively on behalf of the Obligor), in connection with or arising out of or relating to the matters referred to in this Agreement, or the use of any Credit issued hereunder or the proceeds thereof, whether or not (a) arising from or incurred in connection with any breach of a representation, warranty or covenant by the Obligor, or (b) arising out of or resulting from any suit, action, claim, proceeding or governmental investigation, pending or threatened, whether based on statute, regulation or order, or tort, or contract or otherwise, before any court or other Official Body (and irrespective of who may be the prevailing party); or (c) arising out of or in connection with any payment or action taken in connection with any Credit, including, without limitation, any action or proceeding seeking to restrain any drawing under a Credit or to compel or restrain any payment or any other action under a Credit or this Agreement (and irrespective of who may be the prevailing party); or (d) arising out of or in connection with any act or omission of any Official Body or other cause beyond the Bank’s reasonable control; except, in the case of (a), (b), (c) and (d), to the extent such claim, liability, loss, damage, Tax, penalty, interest, judgment, cost or expense is found by a final judgment of a court of competent jurisdiction to have resulted from an Indemnified Party’s gross negligence or willful misconduct; and (e) the issuance by the Bank, and compliance by the Bank with the terms, of an Order or a Nonstandard Credit, including but not limited to all issuance fees, and additional fees and assessments. The indemnity agreement contained in this Section shall survive the termination of this Agreement, payment of any amounts payable under this Agreement, and the assignment of any rights hereunder. The Obligor may participate at its expense in the defense of any such action or claim.

10. Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt. Notices may be given in any manner to which the parties may separately agree, including electronic mail. Without limiting the foregoing: (a) first class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices and (b) Applications may be submitted electronically via, and in accordance with the terms and conditions of, the PINACLE Network System (or such other network system offered by the Bank), if Obligor is an authorized user of such system or by such other electronic means acceptable to the Bank. Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth herein or to such other address as any party may give to the other for such purpose in accordance with this Section. In addition, in the case of all Notices given by the Obligor to the Bank, and in the case of all Applications not submitted electronically to the Bank, the Obligor must send a copy of each such Notice and the original Application, as the case may be, to the Bank at the following applicable address:

For any Credit that is a commercial letter of credit:

PNC Bank, National Association

Global Trade Service Group

2 Tower Center Boulevard, 9thFloor

Mail Stop J3-JTTC-09-B

East Brunswick, NJ 08816-1199

For any Credit that is a standby letter of credit:

PNC Bank, National Association

Global Trade Service Group

500 First Avenue, 2ndFloor

Mail Stop P7-PFSC-02-T

Pittsburgh, PA 15219

(or, in the case of Applications, to such other address of the Bank as the Bank may direct). The Bank may rely, and shall be protected in acting or refraining from acting, upon any Notice or Application believed by the Bank to be genuine and to have been given by the proper party or parties.

11. Preservation of Rights; Waivers of Marshalling, Setoff, and Certain Other Rights. No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank’s action or inaction impair any such right or power. In addition to the other waivers hereunder, the Obligor waives, to the extent permitted by applicable law, (i) any and all rights to require the Bank to marshal assets or collateral, to proceed first against, or realize on, any assets or collateral or other credit support before proceeding against or realizing on any other assets or collateral or other credit support, or to otherwise require the Bank to exercise rights or remedies in any particular sequence, in connection with any of the obligations hereunder or otherwise related to Credits, and (ii) any and all rights to set off or reduce the amount of any such obligations or any related deficiency against any obligations of the Bank, or on account of the value of any Collateral or other credit support, or otherwise, whether any such rights described in this sentence are based on or asserted under any statutory provision, common law, equity or otherwise.

0. Miscellaneous. No modification, amendment or waiver of, or consent to any departure by the Obligor from, any provision of this Agreement, will be effective unless made in a writing signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. If any provision of this Agreement is found to be invalid by a court, all the other provisions of the Agreement will remain in full force and effect. If this Agreement is executed by more than one Obligor, each Obligor waives any and all defenses to payment and performance hereunder based upon principles of suretyship, impairment of collateral, or otherwise and, without limiting the generality of the foregoing, each Obligor consents to: any change in the time, manner, or place of payment of or in any other term of all or any of the obligations of any other Obligor hereunder or otherwise, and any exchange or release of any property or collateral, or the release or other amendment, extension, renewal, waiver of, or consent to departure from, the terms hereof or of any guaranty or security agreement or any other agreement related hereto. This Agreement will be binding upon and inure to the benefit of the Obligor and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Obligor may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank may at any time assign this Agreement in whole or in part. The Obligor hereby authorizes the Bank, from time to time without notice to the Obligor, to record telephonic and other electronic communications of the Obligor and provide any information pertaining to the financial condition, business operations or creditworthiness of the Obligor to or at the direction of any Official Body, to any of the Bank’s correspondents, and any Bank Affiliate, and to any of its or their directors, officers, employees, auditors and professional advisors, to any Person which in the ordinary course of its business makes credit reference inquiries, to any Person which may succeed to or participate in all or part of the Bank’s interest hereunder, and as may be necessary or advisable for the preservation of the Bank’s rights hereunder. This is a continuing Agreement and shall remain in full force and effect until no obligations of the Obligor and no Credit exist hereunder; provided, however, that termination of this Agreement shall not release the Obligor from any payment or performance that is subsequently rescinded or recouped, and the obligation to make any such payment or performance shall continue until paid or performed as if no such payment or performance ever occurred. Provisions concerning payment, indemnification, increased costs, Taxes, immunity, and jurisdiction shall survive the termination of this Agreement.

1. Representative of Obligor. If this Agreement is executed by more than one Obligor, the Obligor whose signature is first shown below shall have the exclusive right to deal with the Bank in connection with the matters addressed herein, notwithstanding conflicting instructions or requests from any other Obligor.

2. Waiver of Immunity. The Obligor acknowledges that this Agreement is entered into, and each
Credit will be issued, for commercial purposes and, if the Obligor now or hereafter acquires any immunity
(sovereign or otherwise) from the jurisdiction of any court or from any legal process with respect to itself or any of its property, the Obligor hereby irrevocably waives such immunity.

3. Jurisdiction. The Obligor hereby irrevocably consents to the exclusive jurisdiction of any state or federal court for the county or judicial district where the Bank’s office first set forth above is located; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment, or exercising any right against the Obligor individually, against any security, or against any property of the Obligor within any other county, state or other foreign or domestic jurisdiction. The Obligor agrees that the venue provided above is the most convenient forum for the Bank and the Obligor. The Obligor waives any objection to venue and any objection based on a more convenient forum in any action under this Agreement.

4. USA PATRIOT Act Notice. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each Obligor that opens an account. What this means: the Bank will ask for the business name, business address, taxpayer identifying number and other information that will allow the Bank to identify the Obligor, such as organizational documents. For some businesses and = organizations, the Bank may also need to ask for identifying information and documentation relating to certain individuals associated with the business or organization.

5. Important Information about Phone Calls. By providing telephone number(s) to the Bank, now or at any later time, the Obligor hereby authorizes the Bank and its affiliates and designees to contact the Obligor regarding the Obligor’s account(s) with the Bank or its affiliates, whether such accounts are the Obligor’s individual accounts or business accounts for which the Obligor is a contact, at such numbers using any means, including but not limited to placing calls using an automated dialing system to cell, VoIP or other wireless phone number, or by leaving prerecorded messages or sending text messages, even if charges may be incurred for the calls or text messages. The Obligor hereby consents that any phone call with the Bank may be monitored or recorded by the Bank.

6. Electronic Signatures and Records. Notwithstanding any other provision herein, the Obligor agrees that this Agreement, any amendments thereto, and any other information, notice, Application, signature card, agreement or authorization related thereto (each, a “Communication”) may, at the Bank’s option, be in the form of an electronic record. Any Communication may, at the Bank’s option, be signed or executed using electronic signatures. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Bank of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format) for transmission, delivery and/or retention.

7. Governing Law. This Agreement and each Credit shall be interpreted, construed, and enforced according to (a) in relation to this Agreement, the laws of the state where the Bank’s office first set forth above is located, including, without limitation, the Uniform Commercial Code (“UCC;” with the definitions of Article 5 of the UCC controlling over any conflicting definitions in other UCC Articles), and THE ELECTRONIC TRANSACTIONS ACT (OR EQUIVALENT) IN EFFECT IN THE STATE (OR, TO THE EXTENT CONTROLLING, THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING WITHOUT LIMITATION THE ELECTRONIC SIGNATURES IN GLOBAL AND NATIONAL COMMERCE ACT), and excluding the conflict of laws rules of such state; and (b) in relation to each Credit, the laws of the state specified in the Credit, and if the Credit is silent as to applicable governing law, the laws of the state where the Bank issues, advises, or confirms the Credit, including, without limitation, the Uniform Commercial Code (“UCC;” with the definitions of Article 5 of the UCC controlling over any conflicting definitions in other UCC Articles), and excluding the conflict of laws rules of such state, and the UCP or the ISP, as set forth in each Credit, which are, as applicable, incorporated herein by reference and which shall control (to the extent not prohibited by the applicable state governing law) in the event of any inconsistent provisions of such law. In the event that a body of law other than that set forth above is applicable to a Credit, the Obligor shall be obligated to pay and reimburse the Bank for any payment made under such Credit if such payment is, in the Bank’s judgment, justified under either the law governing this Agreement or the law governing such Credit.

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20. WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OBLIGOR IRREVOCABLY WAIVES ALL RIGHTS THE OBLIGOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY CREDIT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY CREDIT, OR ANY OBLIGATION OR TRANSACTION UNDERLYING ANY OF THE FOREGOING. THE OBLIGOR ACKNOWLEDGES THAT THIS WAIVER IS KNOWING AND VOLUNTARY.

The Obligor acknowledges that it has read and understands all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution of this Agreement as a document under seal as of the date first written above.

INTEGRATED BIOPHARMA, INC.

By: /s/ Dina L. Masi
(SEAL)
Dina L. Masi, Chief Financial Officer

MANHATTAN DRUG COMPANY, INC.

By: /s/ Riva Sheppard
(SEAL)
Riva Sheppard, President